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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                          (LUMIDOR SAFETY CORPORATION)

                This ASSET PURCHASE AGREEMENT ("Agreement") is entered into effective as of May 30, 2002, among Zellweger Analytics, Inc., a Texas corporation ("Buyer"), Lumidor Safety Corporation, a Delaware corporation ("Seller"), and Invivo Corporation, a Delaware corporation and the sole shareholder of Seller ("Shareholder").

        RECITALS:

                Seller is engaged in the design, manufacture, marketing, distribution and sale of gas detection and indoor air quality control systems including all activities, operations, services, and products related to the business operations of Seller as now conducted ("Business"). Buyer desires to purchase from Seller and Shareholder and Seller and Shareholder desire to sell to Buyer the Business and associated business and operating assets, product lines, intellectual and personal properties, goodwill and other assets related to the Business, as a going concern, and excepting only the Excluded Assets (as hereinafter defined) upon the terms and conditions and for the consideration set forth in this Agreement. In connection with this purchase, Buyer has required that Seller and Shareholder enter into a Noncompetition Agreement as set forth herein for purposes of enabling an orderly transition of the Business and Assets (as hereinafter defined) to Buyer and protecting Buyer's investment under this Agreement. Further, in connection with this transaction, Buyer has required that Shareholder perform certain Transition Services (as hereinafter defined) for Buyer for the periods set forth herein.

AGREEMENT:

                In consideration of the premises and the representations and covenants contained herein, it is agreed as follows:

                (1) Purchase and Sale of Assets.

                (a) Asset Purchase. Buyer hereby purchases from Seller and Shareholder and Seller and Shareholder hereby sell or assign to Buyer all of the assets and properties (excepting only the Excluded Assets) of every kind and description, wherever located, personal or mixed, tangible or intangible, related to the conduct of the Business by Seller as of the date of this Agreement including, but not limited to: equipment and other fixed assets; accounts receivable; prepayments; rolling stock; supplies; all inventory of goods and products of the Business ("Inventory"); licenses; permits; contracts; leases; business files and records; goodwill; know-how; technical information; specifications; manufacturing procedures; research and product development information; customer, supplier, vendor, sales representative and distributor information and lists (including, but

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not limited to, the "Distributor/Sales Representative Information" referenced in
Section 3(h) hereof); no less than three (3) years of detailed information regarding contracts or arrangements, names, addresses, territories, sales volumes, purchase information, telephone/telefax numbers, email addresses, communications, and all other pertinent information, records, and files possessed by Seller and Shareholder used or useful in Business dealings with such vendors, distributors, and sales representatives ("Vendor/Distributor Information"),; all rights to manufacture, market, distribute, and sell the product lines set forth on Schedule 1(a)-A and future product line extensions thereof ("Products") and trademarks, tradenames, copyrights, and goodwill associated therewith (including common law rights to such intellectual property); all existing purchase orders for the Products or services of the Business; supplier and contract manufacturing agreements, written sales representative and distributorship agreements, customer agreements or unwritten arrangements of Seller or Shareholder with sales representatives, distributors, customers, and vendors relating to the Products, and such other contracts set forth on Schedule 1(a)-A ("Contracts"); and all such other assets and properties as are described in Schedule l(a)-A or in other schedules to this Agreement (collectively, the "Assets"). Notwithstanding the above, and for all purposes of this Agreement, the term "Assets" shall exclude only those assets described on Schedule l(a)-B hereto (the "Excluded Assets"), which Excluded Assets shall remain the property of Seller.

                (b) Purchase Price. The purchase price for the Assets, including Transition Services, and the Noncompetition Agreement shall be the sum of Twelve Million Dollars U.S. ($12,000,000) ("Purchase Price"), which shall be payable as follows:

        (i) To U.S. Bank, N.A. (the "Escrow Agent") One Million Five Three Hundred Fifty Thousand Dollars ($1,5350,000) (the "Escrow Amount"), to be held as collateral ("Escrow") for a period of eighteen twelve (12) months following the date hereof (the "Escrow Period") solely with respect to the obligations of Seller and the Shareholder under Section (85) of this Agreement and to be paid to Seller (or payable to Shareholder as directed by Seller) or Buyer as set forth under the terms of the Escrow Agreement attached as Exhibit A hereto and incorporated by reference herein; and

        (ii) To Seller the balance, payable by wire transfer at the Closing.

                (c) Assumed Liabilities. Buyer hereby assumes and agrees to perform, pay or discharge the following liabilities of Seller or Shareholder:
(i) all accounts payable of Seller reflected on the Statement of Net Assets (as defined in Section (1)(e)), excluding intercompany or other accounts payable owed by Seller to Shareholder or its Affiliates (as hereinafter defined in Section (8)) including, but not limited to any charge-backs for administrative and other services performed by Shareholder on behalf of Seller; (ii) responsibility for the performance and expense of warranty work and services and acceptance of returned products and goods, excluding warranty claims related to chronic or latent defects or design defects as described in Section 9(d), resulting from the Business through (as well as prior to and after) the date of this Agreement (but subject to the indemnification obligations of Seller and Shareholder under Section (5)(a)(viii)) provided

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that warranty work and services and acceptance of returned products or goods attributable to the period prior to Closing shall be at the expense of Seller and Shareholder to the extent such expense exceeds an amount equal to two times the reserves established for warranty work pursuant to generally accepted accounting principals ("GAAP") on the March 31, 2002 Balance Sheet of Seller as set forth in Section 9(d) of this Agreement; provided, further, that in no event shall Buyer be responsible for any consequential damages or product liability claims of Seller, Shareholder, or a third party related to any claim for goods, services or Products, or operations of the Business with an origin prior to the signature of this Agreement; (iii) liabilities of Seller and Shareholder to perform under Contracts except as limited under Section 1(d)(i) as arise in the ordinary course of business after Closing; (iv) the obligation to provide each employee of Seller and Shareholder that is hired by Buyer with credit for vacation, sick and personal days that he or she accrued but did not use (Buyer's obligation to provide credit shall include only such days as have been accrued during the current year and carryovers from the twelve month period immediately preceding the current year of accrual) during his or her employment with Seller or Shareholder as set forth on Schedule 1(c) or as specified in the Statement of Net Assets, (including cash compensation for such accrued days upon the termination of such employee's employment with Buyer, based on each such continuing employee's base salary rate as of the date hereof), provided that Buyer shall have no obligation to hire or retain any employee of Seller or Shareholder, provided that Buyer shall have no obligation to hire or retain any employee of Seller or Shareholder; and (v) those other liabilities and obligations of Seller set forth on Schedule 1(c) (collectively, "Assumed Liabilities").

                (d) Excluded Liabilities. Buyer is not assuming and shall not be liable for any payables or other liabilities of Seller or Shareholder, other than those specifically set forth above in this Section 1(c), whether related or unrelated to the Business or the Assets, and shall not be liable for any debt, tax, account payable, obligation, claim or liability of Seller or Shareholder of any kind or description whatsoever, contingent or otherwise, known or unknown, whether related or unrelated to the Business or the Assets, and whether incurred by Seller or Shareholder prior to, subsequent to or at the Closing, other than those specifically set forth above in this Section (1)(c) (all such excluded liabilities and payables are referred to as "Seller Liabilities"). Not as a limitation of the foregoing, it is understood that Buyer is not assuming the following, which shall remain liabilities of Seller and Shareholder (the following liabilities constitute a portion of the Seller Liabilities): (i) payables of Seller or Shareholder under Contracts as of the date hereof which were not included on the Statement of Net Assets (except for those payables incurred by Seller or Shareholder under Contracts in the ordinary course of business between May 24, 2002 and the Closing); (ii) any other liabilities or payables of Seller, Shareholder, or their Affiliates existing prior to or arising after the date of this Agreement (which would be required to be listed on a balance sheet pursuant to GAAP) which are excluded from the Statement of Net Assets and not otherwise listed or described in this Section 1(c) or Section 3(s) or other portions of this Agreement or as limited under this Agreement, such as, warranty claims as set forth above; (ii) consequential damages or product liability claims of Seller, Shareholder, or a third party related to any claim for goods, services or Products, or operations of the Business which are based upon events or conditions existing prior to the

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date hereof; (iii) accrued payroll liabilities of Seller or Shareholder unless included in the Assumed Liabilities and included on the Statement of Net Assets;
(iv) any and all tax liabilities or obligations of Seller or Shareholder regardless of source but including all income, franchise or other taxes for all taxable periods through (as well as after) (as well as after) the date hereof, provided that Buyer shall be responsible for any and all tax liabilities resulting from Buyer's operation of the Business after the date hereof; (v) existing or potential liabilities under existing retirement, pension and profit sharing plans of Seller or Shareholder; (vi) responsibility for the disposal and any costs of disposal of hazardous waste attributable to operations of Seller prior to the date hereof; (vii) any contingent liabilities of Seller or Shareholder existing prior to the Closing which are not listed on Section 1(c);
(viii) Transaction Taxes (as defined in Section (6)(a); (ix) any and all liabilities under employment agreements of Seller or Shareholder with F. Larry Young and Paul Page, including without limitation, any severance payments set forth therein; and (x) any and all liabilities resulting from or related to the lawsuit pending against Seller in the United States District Court for the Western District of Louisiana, CV 01: 2527, as described in further detail in
Schedule 3(l). including, but not limited to, product liability or other third party claims which have an origin arising prior to Closing.; and (vii) any and all city, county or state transfer or similar taxes incurred or imposed with respect to the conveyances of the Assets, including, but not limited to, revenue stamps or similar charges, fees or taxes on the transfer of properties constituting part of the Assets ("Transaction Taxes")

                (ede) Statement of Net Assets. Attached hereto as Exhibit B is an accounting by Seller of the Assets dated as of May 24, 2002 (the "Statement of Net Assets"), including the total fixed assets, accounts receivable, prepayments, and Inventory incorporated as part of the Assets, offset by the reserves established for uncollectible accounts receivable, obsolete inventory and warranty work (the Statement of Net Assets includes no other offsets for reserves), less the accounts payable (including accounts payable under Contracts as of May 24, 2002) and accrued expenses included in the Assumed Liabilities. The values assigned as a result of such inventory and accounting by Seller and Shareholder are in accordance with GAAP and consistent with any valuation rules agreed by the parties as set forth in Schedule 1(d) Exhibit B. The parties acknowledge and agree that there have been changes to the Net Tangible Assets (as shown on the Statement of Net Assets) as a result of Seller's continued operation of the Business since May 24, 2002. Accordingly, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of any decrease in the Net Tangible Assets in excess of $100,000 as of the Closing, which shall result in a reimbursement to Buyer by Seller and Shareholder upon a final determination of such adjustment.

                (ef) Allocation of Consideration. The total consideration paid by Buyer shall be allocated as set forth on Schedule 1(ef), attached hereto. Seller and Buyer agree to use such allocations on all tax or other required filings related to the transactions contemplated in this Agreement.

                (2) Closing.

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(a) Time and Place. The Closing shall take place at the offices of Wilson &
Iseman, L.L.P., 380 Knollwood Street, Suite 530, Winston-Salem, North Carolina, 27103, at 9:00 a.m. Pacific Time on the date of this Agreement or as otherwise mutually agreed. The time and day of the Closing are referred to herein as the "Closing".

(b) Obligations of Seller and Shareholder. Concurrently with the signing of this Agreement, Seller and/or Shareholder have delivered or have caused to be delivered to Buyer the following:

(i) a bill of sale and assignment in the form set forth in Exhibit C attached hereto, collectively covering all of the Assets;

(ii) an assignment and assumption agreement in the form set forth in Exhibit D attached hereto (the "Assignment and Assumption Agreement"), covering all of the Contracts and Assumed Liabilities;

(iii) an assignment and consent agreement substantially in the form of Exhibit E whereby Buyer is assigned all of Shareholder's rights as lessee under that certain lease of real property currently used by Seller as the manufacturing and warehousing facility for the operations of the Business ("Leasehold Assignment");

(iv) all certificates of title to the Assets endorsed to Buyer for which such certificates are used or required to be issued;

(v) all other documents, assignments, consents, certificates of title and instruments of conveyance and transfer and opinions of counsel required to be delivered to Buyer to receive the full benefit of the Assets, including the Contracts, purchased hereunder;

(vi) the Escrow Agreement executed by Seller and Shareholder;

(vii) the Noncompetition Agreement attached hereto as Exhibit F executed by Seller and Shareholder

(viii) the opinion of Fenwick & West LLP, legal counsel to Seller and the Shareholder, addressed to Buyer and attached hereto as Exhibit G;

(x) a comprehensive summary of the Vendor/Distributor Information; and (ix) the Distributor/Sales Representative Information; and

(xi) certificates executed by the secretaries of Seller and Shareholder attaching resolutions of the Boards of Directors of Seller and Shareholder authorizing the execution, delivery and performance by Seller and Shareholder of this Agreement and each of the agreements contemplated hereby.

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(c) Obligations of Buyer. Concurrently with the signing of this Agreement, Buyer has delivered or has caused to be delivered to Seller the following:

(i) the Purchase Price, minus the Escrow Amount;

(ii) the Escrow Agreement, executed by Buyer;

(iii) the Noncompetition Agreement, executed by Buyer;

(iv) the Leasehold Assignment, executed by Buyer;

(v) the Assignment and Assumption Agreement, executed by Buyer;

(vi) a certificate executed by the Secretary of Buyer attaching resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each of the agreements contemplated hereby; and

(vii) the opinion of Wilson & Iseman, LLP attached hereto as Exhibit H.

        In addition, Buyer has delivered the Escrow Amount to the Escrow Agent.

                (3) Representations and Warranties of Seller and Shareholder. Seller and Shareholder, jointly and severally, represent and warrant to Buyer that the following are true and correct as of the date of this Agreement, except as set forth in the disclosure letter of Seller that has been delivered by Seller to Buyer concurrently with the parties' execution of this Agreement and dated as of the date hereof (the "Seller Disclosure Letter"):

                (a) Corporate Structure; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and is in good standing in Florida and in any other states where Seller is required to qualify to do business, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined below in Section (8)). Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is qualified to do business as a foreign corporation and in good standing in any other states where Shareholder is required to qualify to do business, except where the failure to be so qualified would not have a Material Adverse Effect. Seller and Shareholder have full power and authority (corporate and other) to own the assets they own, including the Assets, to lease the properties they lease, including the property subject to the Assignment, and to carry on the Business as now conducted. The certificates of incorporation and the bylaws of Seller and Shareholder, certified by the secretary of each, have been delivered to Buyer, and are true and complete copies as in effect on the date hereof. Seller and Shareholder does not have any subsidiaries. The Affiliates of Seller and Shareholder are but do have Affiliates as set forth in the Seller Disclosure Letter.

                (b) Authority. Seller and Shareholder have the legal power and authority to execute and deliver this Agreement and the other agreements referred to herein and to

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consummate the transactions contemplated on their part hereby and thereby. The execution and delivery of this Agreement and the other agreements referred to herein to be executed and delivered by Seller and Shareholder have been duly and legally approved and authorized as may be required by the Board of Directors of Seller or Shareholder, and no further individual, corporate, shareholder, or other authorization or approval in respect thereof is necessary. This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes the valid and binding agreement of Seller and Shareholder, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies. No consent, authorization, approval, or filing by or with any third party (excluding courts and governmental and regulatory authorities which are covered later in this Section 3(b)) is required in connection with the execution, delivery, and consummation of the transactions contemplated in this Agreement except as otherwise provided herein. The execution and delivery by Seller and Shareholder of this Agreement and the other agreements referred to herein do not, and the consummation of the transactions contemplated hereby and thereby by Seller and Shareholder will not, (i) violate or result in a default under (A) any provisions of Seller's certificates of incorporation or bylaws, or (B) any agreements or instruments to which Shareholder or Seller is a party, or (C) any order, judgment, ruling, decree, statute, rule, or regulation of any court or governmental authority, to which Shareholder or Seller is a party, or which is applicable to Shareholder or Seller, which (with respect to each of (A), (B) and (C)) would have a Material Adverse Effect; (ii) result in any lien, claim, charge, restriction, or encumbrance of any kind whatsoever upon (other than Permitted Liens as hereinafter defined), or, except as contemplated hereby, give to any person any interest or right (including any right of acceleration, termination, or cancellation) in or with respect to any of the Assets or the Business, except as would not have a Material Adverse Effect; (iii) violate any provision of law, rule, or regulation to which Seller, the Business or the Assets are subject; or
(iv) require the consent, approval, authorization, or act of, or the making by Seller, Shareholder, or the Business of any declaration, filing, or registration with, any third party or any foreign, federal, state, or local court, governmental authority, or regulatory body unless such failure would not have a Material Adverse Effect. There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation pending or, to the knowledge of Seller or Shareholder, threatened against Seller or Shareholder which relates to the transactions contemplated by this Agreement, nor do Seller or Shareholder have knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could adversely affect the transactions contemplated hereby or could impair the ability of Seller and Shareholder to consummate the transactions contemplated hereby.

                (c) Share Ownership. The authorized capital stock of Seller consists of 3,000 shares of common stock of which 1,000 shares are issued and outstanding. Shareholder is the owner, free and clear of any liens, pledges, encumbrances, security interests, or other

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restrictions, of all of the issued and outstanding shares of all classes of stock in Seller. There are no authorized or outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any securities of Seller, or subscriptions, warrants, options, rights or other arrangements or commitments obligating Seller to issue or dispose of any of its securities or any ownership interest therein.

                (d) Financial Statements. The financial statements of Seller for the fiscal years 1998, 1999, 2000 and 2001 and interim statements as of March 31 and March 31 and April 30, 2002, which are attached hereto as Schedule 3(d): (i) are true and complete in all material respects; (ii) are in accordance with the books and records of Seller in all material respects and are prepared in accordance with GAAP (except for the absence of footnotes required by GAAP and, with respect to the interim statements, subject to customary year-end adjustments, none of which, if disclosed, would have a Material Adverse Effect on said financial statements); (iii) fairly present in all material respects the financial condition of Seller as of the dates therein indicated and the results of operations of Seller for the periods therein specified; and (iv) have been prepared using the accrual basis of accounting applied on a consistent basis throughout the periods involved. All the books, records, and accounts of Seller are in all material respects accurate and complete, are in all material respects in accordance with good business practice and all laws, regulations, and rules applicable to Seller, the Assets, and the conduct of the Business and accurately present and reflect in all material respects all of the transactions described therein.

                (e) Subsequent Liabilities. Neither Seller nor Shareholder on behalf of Seller has incurred any liabilities which would have a Material Adverse Effect that are not either fully reflected or reserved against or otherwise described in the Statement of Net Assets.

                (f) Labor Agreements and Policies. Seller is not a party to or bound by any collective bargaining agreement or other union contract nor, to the best knowledge of Seller, has any attempt been made to organize any of the employees of Seller. There are no strikes or other organized labor disputes pending nor, to the best knowledge of Seller and Shareholder, threatened against Seller.

                (g) ERISA Plans. Seller has in existence no plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") and has no unfunded liability under any such plan (or potential unfunded liability under any such plan of Shareholder or its Affiliates). No prohibited transaction, accumulated funding deficiency or Reportable Event (each as defined under ERISA) has occurred or currently exists with respect to any plan within the meaning of ERISA; and all amounts required to be paid or accrued under the terms of any such plan have been accrued. Seller or Shareholder shall retain and assume all responsibility and obligations for the existing retirement, pension and profit sharing plans of Seller or Shareholder, and Buyer shall have no liability or obligation under same.

                (h) Absence of Certain Changes and Conditions. Since April 30, 2002 (provided that the representations contained in subsections (iv) and (v) below shall not be limited to

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the time period beginning March 31, 2002) (provided that the representations contained in subsection (vi) below shall not be limited to the time period beginning April 30, 2002) (provided, further, that the representations contained in subsection (v) below shall be limited to the time period ending May 29,
2002), (i) Seller has not entered into any material transaction (other than this Agreement) or incurred, assumed or guaranteed any material indebtedness or discharged or satisfied any material lien or encumbrance which was not in the ordinary course of business and not consistent with past practices and policies;
(ii) there has been no Material Adverse Change; (iii) there has been no material damage, destruction, or loss of physical property of Seller (whether or not covered by insurance) from any cause whatsoever; (iv) there are no conditions existing with respect to Seller's markets (i.e., the market which comprises Seller's particular business but excluding general market conditions), products, services, or facilities, which are known to Seller or to Shareholder which would have a Material Adverse Effect on the present Business, operations, Assets, properties, or condition (financial or otherwise) of Seller or the Assets or the Business, except as typically incurred in the ordinary course of business; (v) there are no other facts, developments, or, to the best of Seller's and Shareholder's knowledge, threatened developments that have occurred or will occur prior to or after the signature of this Agreement which Seller or Shareholder have not disclosed in the Seller Disclosure Letter which may have a Material Adverse Effect on the Assets or the present assets, Business, products, services, operations, or condition (financial or otherwise) of Seller or the Business (v) there are no conditions existing with respect to Seller's personnel, officers, or employees (excluding Elmer Clarke, John Stratman and Paul Page), which are known to Seller or to Shareholder which would have a Material Adverse Effect on the present Business, operations, Assets, properties, or condition (financial or otherwise) of Seller or the Assets or the Business, except as typically incurred in the ordinary course of business; (vi) there are no conditions existing with respect to Seller's clients, customers, licensors, licensees, agents, distributors, sales representatives, vendors, or suppliers or others having material business dealings with Seller which are known to Seller or to Shareholder which would have a Material Adverse Effect, except as typically incurred in the ordinary course of business; (vii) there has been no cancellation or compromise by Seller of any debt or claim, or waiver or release of any right, of material value; (viii) there has been no change in the accounting principles, methods, or practices followed by Seller; (ix) Seller has not declared, set aside, or paid any dividend (whether in cash, stock, or property) or made any distribution on its securities except as disclosed to Buyer; (x) there has been no increase in the salary or other compensation payable or to become payable to any employee, officer, or agent of Seller or any declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person or any other change in the employment terms with respect to any such person, except in the ordinary course of business and consistent with past practices;
(xi) Seller has not redeemed, purchased or otherwise acquired any of its securities; (xii) Seller has not materially modified, amended, or cancelled any existing contracts or agreements pertaining to the Business, other than in the ordinary course of Seller's business and consistent with past practices which modifications, amendments or cancellations would not result in a Material Adverse Change; (xiii) neither Seller nor the Shareholder has amended, modified or otherwise changed the certificate of incorporation or bylaws of Seller or otherwise

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changed the business organization of Seller; (xiv) no action has been taken by
Seller or its directors, officers, or shareholders to authorize any of the actions set forth above; or (xv) to Seller's and Shareholder's knowledge, nothing has occurred that would make any statement contained in this Agreement or any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto, or in connection with the execution or performance of this Agreement, except as would not have a Material Adverse Effect.

        Schedule 3(h) includes (i) a complete list of all distributors and sales representatives related to the Business of Seller, including names, addresses, telephone/telefax numbers, e-mail addresses and principal contacts, together with summaries of the Products purchased by each such distributor or sales representative for the previous three (3) years ("the Distributor/Sales Representative Information"), and (ii) together with a list of Seller's top twenty-five customers based on revenues during the first nine months of Seller's current fiscal year ("Major Customers") and Seller's top twenty-five ten suppliers, vendors, accounts, and contractors based on purchases by Seller during the first nine months of Seller's current fiscal year ("Major Suppliers"). To Seller's and Shareholder's knowledge, no Major Customer or Major Supplier or sales representative or distributor (except as would not have a Material Adverse Effect) intends to cease doing business with Seller or materially alter the amount of business such entity is presently doing with Seller.

                (i) Title to and Condition of Assets. Seller has good and marketable title to all of the Assets free and clear of any mortgage, charge, lien, claim or other encumbrance, except for Permitted Liens. (A) any liens for taxes, assessments, judgments and similar charges not yet due and payable and for which any required reserves have been established as reflected on the Statement of Net Assets, and (B) Assumed Liabilities (as defined below), including without limitation licenses of intellectual property rights that are being assigned by Seller and Shareholder and assumed by Buyer and conditions, covenants and restrictions under other Contracts (collectively, "Permitted Liens") as set forth in Schedule 3(i). All of the tangible Assets of Seller are in good working order and condition, are free from material defect, and are fit for the purpose for which such property is presently being used, subject to normal wear and tear. To any material extent, no such tangible Assets are in need of repair or replacement, except for maintenance in the ordinary course of business. All Major Customer purchase orders for the Products or services of the Business included in the Assets have arisen only in the ordinary course of the Business, and have arisen only in the ordinary course of the Business, and are not subject to special discounts, pricing or return policies except in the ordinary course of business, and to Seller's and Shareholder's knowledge will generate a gross profit margin consistent with past practices and policies. All of the Assets are currently in the possession of Seller. Each lease of material personal or real property related to the Business is included in the Assets, unless listed as an Excluded Asset, is in full force and effect, and is valid, binding, and enforceable in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or

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otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies. In the case of each such lease, there is no existing default that would have a Material Adverse Effect by Seller or Shareholder or to Seller's and Shareholder's knowledge by the lessor, nor to the knowledge of Seller and Shareholder does there exist any event which, with notice or lapse of time or both, would constitute grounds for termination thereof or re-entry thereunder, in each case except as would not have a Material Adverse Effect. The real estate and improvements thereto and the personal property subject to such leases included in the Assets are in good working order and condition, free from material defect, and fit for the purpose for which such property is presently being used, subject to normal wear and tear. The sale of the Assets hereunder will not permit an acceleration of rent, result in a default, or require consent under any such lease.

                (j) Taxes. Seller and Shareholder have filed any and all federal, state, and other tax returns that are required by any and all tax authorities to have been filed (taking into account any available extensions of time for filing) except where such failure would not have a Material Adverse Effect; (ii) all such returns are accurate and complete in all respects; and
(iii) Seller and Shareholder have paid in full or made adequate provision for all taxes, interest, penalties, assessments or deficiencies shown to be due on such returns or claimed to be due by any taxing authority, including, without limitation, those due in respect of properties, income, franchises, licenses, sales, excise, and payrolls, in each case under (i), (ii) and (iii) except as would not have a Material Adverse Effect. Seller has made all withholding of tax required to be made under all applicable United States, state, and local tax laws and regulations for the taxable periods ending on or before the date of this Agreement except where such failure would not have a Material Adverse Effect, and such withholdings have either been paid to the respective government agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Seller, in each case except where such failure would not have a Material Adverse Effect. Since January 1, 1999, neither Seller nor Shareholder has received any notice that the federal or state income tax returns of Seller or Shareholder with respect to the Business have been examined by the Internal Revenue Service ("IRS") or any other taxing authority. Notwithstanding any other provisions of this Agreement, any potential or existing or future tax assessment or liability against Seller or Shareholder or their Affiliates for taxable periods before or after Closing, which liabilities constitute a portion of the Seller Liabilities, shall be the sole responsibility of Seller or Shareholder, and Buyer shall not assume such tax liability or any future tax liability attributable to the operations of Seller or to Shareholder before or after Closing. No deficiencies or assessments, including interest and penalties thereon, have been claimed or made by the IRS or any other taxing authority with respect to Seller or Shareholder with respect to the Business, except deficiencies or assessments which have already been paid or otherwise settled or where such deficiencies or assessments would not have a Material Adverse Effect. There are no claims or investigations by any taxing authority pending or, to the knowledge of Seller or Shareholder, threatened against Seller or Shareholder with respect to the Business, for any past due taxes, and there has been no waiver of any applicable statute of limitations or extension of time for the assessment of any tax against Seller or Shareholder with respect to the Business. There are no pending or, to Seller's knowledge, threatened tax actions or proceedings or, tax liens (except for Permitted Liens), or agreements which would apply to the Assets or to Seller or Shareholder with respect to the Business.

                (k) Agreements. Schedule 3(k) attached hereto lists all (i) bonus, pension, profit sharing, retirement, share purchase, stock option, hospitalization, insurance, or similar plans providing employee benefits of Seller; (ii) employment contracts and other arrangements or undertakings, with respect to the employees of Seller; (iii) loan agreements or similar instruments or similar instruments relating to the debts of Seller; (iv) contracts not made in the ordinary course of business of Seller providing for the receipt or payment of any singular amount in excess of $25,000 or aggregate amounts in excess of $75,000 under such contracts; (v) contracts between Seller and Shareholder; and (vi) any other material agreements to which Shareholder (with respect to the Business or Assets) or Seller are parties including, but not limited to, the Contracts and material joint venture, partnership or operating agreements, or other business contractual relationships and contracts with vendors, suppliers, distributors, customers, contractors, governmental agencies, health care entities, etc. in each case providing for the receipt or payment of any singular amount in excess of $25,000 or aggregate amounts in excess of $75,000 except as otherwise set forth herein. Each such agreement is valid, binding, and enforceable against Seller or Shareholder in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies, and each such agreement is in full force and effect, and, except as otherwise provided, was entered into in the ordinary course of business, and, except as otherwise provided, was entered into in the ordinary course of business. Neither Seller, Shareholder, nor, to Seller's and Shareholder's knowledge, any supplier, distributor, contractor, customer, or other party thereto, is in default under any such contract, except as would not have a Material Adverse Effect.

                (l) Litigation. There is no known or noticed investigation, claim, action, suit, or proceeding, or judgment, decree, injunction, award, rule or order outstanding, at law or in equity or before any arbitrator or administrative authority (including, but not limited to, actions or claims before the EEOC or other governmental agency), pending, nor, to the knowledge of Seller and Shareholder, threatened, against or in any manner involving Seller or the Business or any of the Assets which would have a Material Adverse Effect, or seeking to enjoin, or otherwise prevent the consummation of, or to recover any damages or obtain other relief as a result of, the transactions contemplated by this Agreement. The litigation described in Schedule 3(l) shall be handled by Seller and Shareholder in a prudent manner and at their expense; provided that Seller and Shareholder shall obtain Buyer's consent as to any matters effecting the Assets or the Business as conducted by Buyer after the date hereof.

                (m) Proprietary Rights. Schedule 3(m) attached hereto contains a list of all registered trademarks and service marks, patents and patent applications, and registered copyrights, owned by Seller or in which Seller has an interest by license, agreement, shop right, or otherwise and which are used or contemplated for use in the Business and which are among the Assets to be acquired by Buyer pursuant to this Agreement. All material trademarks, service marks, trade dress, patents and patent applications, confidential information and trade secrets, trade names, corporate names and copyrights, whether registered or not, which are currently owned by Seller and Shareholder and are necessary for, primarily related to or contemplated for use in the Business and which are among the Assets to be acquired by Buyer pursuant to this Agreement are either owned entirely by Seller or Seller has the right to use such property which right is transferable to Buyer. No material proprietary rights related to such intellectual property have been abandoned by Seller or licensed to any other party, except in the ordinary course of business. To Seller's and Shareholder's knowledge, there is no infringement, or claim of infringement or any other claim of right by a third party to any patent, trademark or trade name of Seller, nor, to Seller's knowledge, is there infringement or claims of infringement on the patents, trademarks, or trade names of any third party by Seller. In addition, any common law rights of Seller to such intellectual property shall be transferred to Buyer as part of the Assets. All formulations, processes, manufacturing and production specifications and techniques, know-how, marketing and advertising rights (including customer and supplier lists), marketing research data, and all other information, trade secrets, confidential information, and data relating to the Business and the Products, including any new products in development and the right to manufacture, distribute, promote and sell such Products, and all other proprietary rights used by Seller in the Business operations are owned by Seller and are among the Assets to be acquired by Buyer pursuant to this Agreement. With respect to intellectual property that has been registered, all required maintenance filings and payments have been timely completed with respect to each, and, to the knowledge of Seller and Shareholder, are subject to no claims whatsoever. All Llists, schedules, files, and records containing such formulations, processes, manufacturing specifications, know how, marketing and advertising rights, marketing research and all other information, trade secrets, proprietary rights, and data that are currently in existence are part of the Assets and Business provided by Seller or Shareholder to Buyer upon signature of this Agreement.

                (n) Environmental Compliance; Hazardous Materials. Shareholder, Seller or representatives of Seller or Shareholder have not caused or otherwise permitted the Assets or other properties owned, leased, or used by Seller in the Business or any part thereof, including the property subject to the Assignment, to be used to generate, manufacture, refine, transport, produce, use or process hazardous substances, or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state, and local laws. For this purpose, "hazardous substances" and other terms used in this paragraph shall mean those substances or wastes as are defined by the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, or any other applicable federal, state, or local law, regulation, or requirement, as amended, or hereafter amended. No notice has been served on Seller or Shareholder from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code by Seller or Shareholder or identifying Seller or Shareholder as a potentially responsible party with respect to any substance alleged to have been discharged, stored, treated, generated, disposed of or allowed to escape on said properties, or requiring compliance with any law, regulation, ordinance or code or demanding payment or contribution for environmental damage or injury to natural resources. Neither Seller nor Shareholder has disposed of, nor has any knowledge of the disposal of, any hazardous substance involving the foregoing properties which would violate any environmental laws, regulations, orders, or codes. There is no hazardous waste, as defined by RCRA, on site at the Seller's facilities, including, but not limited to, spent acid, lead or any other materials from production.

                (o) Insider Loans. Seller is not indebted to Shareholder or to any of those persons who are, on the date hereof, officers or directors or former shareholders of Seller, or to their respective spouses or children in any amount whatsoever, except for salaries or fees for services rendered and expenses previously incurred, nor shall any insider loan be considered as part of the Assets.

                (p) Insurance. Schedule 3(p) hereto sets forth a list of all policies of insurance covering the Business, the employees of Seller and the Assets, including general liability, product liability, workers compensation, and other forms of insurance maintained by Shareholder. Since January 1, 2002, neither Seller nor Shareholder has failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy with respect to any material claim, and all existing notices or claims are listed on Schedule 3(p). Since January 1, 2002, no notice of any cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by Seller or Shareholder. To the knowledge of Seller and Shareholder, there are no outstanding unpaid premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. Neither Seller nor Shareholder has knowledge of any state of facts or the occurrence of any event which Seller or Shareholder reasonably believes will form the basis of any material claim against Seller or which might materially increase the insurance premiums payable under any such policy
Schedule 3(p) also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business and operations of Seller. Seller and Shareholder have provided, at their expense, evidence to Buyer in the form of a certificate of insurance indicating continuous product or other liability coverage for the Assets owned, products sold, services provided, and employees employed by Seller or Shareholder related to the Business through the date hereof.

                (q) Inventory. All Inventory of the Business was acquired and is maintained in accordance with regular business practices of Seller, consists of items of a quality usable and salable in the ordinary course of business consistent with past practice, is valued on Seller's financial statements attached as Schedule 3(d) in compliance with GAAP. The Inventory is listed on
Schedule 3(q), including the location of the Inventory as of the date hereof. There have been no material changes to Inventory from the values indicated on

Seller's balance sheet dated April 30, 2002 except for the purchase, manufacture and sale of Inventory in the ordinary course of business. There are no warranties applicable to such Inventory except for warranties implied by law or as set forth in Schedule 3(q).

                (r) Accounts Receivable. Schedule 3(r) provides a list of all accounts receivable of the Business as of the date hereof. All such accounts receivable have been acquired or have arisen only in the ordinary course of business of Seller consistent with past practices.

                (s) Payables and Liabilities. Schedule 3(s) provides a list of all accounts payable that are part of the Assumed Liabilities. All such accounts payable and other payables of the Business, including payables as reflected on the Statement of Net Assets provided by Seller (but excluding intercompany or other payables or liabilities owed by Seller to Shareholder or its Affiliates and the Seller Liabilities), and other liabilities of Seller or Shareholder related to the Business under contracts, leases, or other agreements that are Assumed Liabilities have arisen only in the ordinary course of business consistent with past practices, , and other matters as set forth in schedules to this Agreement existing as of the date hereof are attached hereto as Schedule 3(s) and have arisen only in the ordinary course of business consistent with past practices, are not in dispute with the applicable payee, are clearly related to the Business and are to be considered at face amount for the purpose of determining the Assumed Liabilities.

                (t) Real Property. Schedule 3(t) contains a brief description of each parcel of real property owned or leased by Seller, whether or not it is used in the conduct of the Business. Seller is not in default under any such lease, except where any such default would not have a Material Adverse Effect. The real property will be used by Buyer under the terms of the Leasehold Assignment, executed by the parties as of the date hereof, with quiet, undisturbed enjoyment.

                (u) Condemnation. As of the date of this Agreement (i) neither the whole nor any part of any real property owned, leased or used by Seller is subject to any pending suit for condemnation or other taking by any public authority, and (ii) to the knowledge of the Seller, no such condemnation or other taking is threatened.

                (v) No Notice of Violation. Neither Seller nor Shareholder has received any notice of violations of any federal, state, or local laws, ordinances, or orders relating to the Assets or the Business which have not been resolved, except where such notice of violations would not have a Material Adverse Effect.

                (w) Removal of Assets. Neither Seller nor Shareholder has removed nor possesses any tangible or intangible assets of Seller or the Business which removal or possession would prevent Buyer's continuance and commencement of a business similar to the Business as presently being conducted following the consummation of the transactions contemplated hereby. There are no other assets or properties, except for the Excluded Assets, which are used by Seller in the Business that are not owned, leased or licensed by Seller or the Shareholder and included in the Assets.

                (x) Compliance. Seller and the Shareholder, as applicable, have complied or ensured compliance with all licenses, franchises, permits, judgments, orders, rulings, laws, statutes, ordinances and regulations, whether federal, state or local, with respect to the Business or the Assets, except where failure to comply would not have a Material Adverse Effect, and there are no proceedings, to the knowledge of Seller and Shareholder, threatened as to such items.

                (y) Licenses and Permits. Except to the extent that it would not have a Material Adverse Effect, Seller or Shareholder possess all approvals, authorizations, consents, licenses, orders of governmental, nongovernmental,quasi- governmental and regulatory agencies and authorities required or necessary to permit the operation of the Business and the use of the Assets as presently conducted and, the foregoing shall, to the extent permitted by their terms and by applicable law, be assigned to Buyer such as to allow the continuous operation of the Assets and the Business by Buyer after the date hereof. Attached hereto as Schedule 3(y) is a list of all licenses and permits currently held by Seller or Shareholder with respect to the Business, except for such licenses and permits the absence of which would not have a Material Adverse Effect.

                (z) Prepayments. Seller has not received any pre-payments prior to the date hereof relating to the sale of products or the performance of services or works to be effected after the date hereof, other than as set forth in Schedule 3(z).

                (4) Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and the Shareholder that Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the other agreements referred to herein including, without limitation, the payment of the Purchase Price as provided herein, have been duly and legally approved and authorized by the board of directors of Buyer, and no further individual, entity, director, shareholder or other authorization or approval in respect thereof is necessary. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or other laws affecting any rights, powers, privileges, remedies and interest of creditors, generally; and (ii) rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, including without limitation rules governing specific performance, injunctive relief and other equitable remedies. The execution and delivery by Buyer of this Agreement and the other agreements referred to herein do not, and the consummation of the transactions contemplated hereby and thereby will not, violate or result in a default under (i) the articles of incorporation or bylaws of Buyer or (ii) any agreement, instrument, mortgage, loan, license, franchise, permit, trust, judgment, order, ruling, statute, or regulation of any court or governmental authority, to which Buyer is a party or which is applicable to Buyer. No authorization, approval, or consent, and no registration or filing with, any governmental, regulatory, or administrative official, body, or authority is required in connection with the execution, delivery, and performance of this Agreement by Buyer. There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer which relates to the transactions contemplated by this Agreement, nor does Buyer have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could adversely affect the transactions contemplated hereby or could impair the ability of Buyer to consummate the transactions contemplated hereby. [NOTE: WILL NEED TO RE-NUMBER SECTIONS]

                (85) Indemnification.

                (a) Seller's and the Shareholder's Indemnity. For a period of three eighteen (18) months from date hereof or the applicable statute of limitations period for the matter, whichever is longer, [(except that such period shall be unlimited three years where any Loss or Expense (as defined below) results from Seller's or Shareholder's misrepresentations or breach of representations and warranties in the first sentence of Section 3(i) or in Sections 3(i), 3(j) or 3(n) of this Agreement and shall be unlimited where any Loss or Expense results or from the Seller Liabilities or from fraud by Seller's or Shareholder's fraud or intentional misconduct or intentional concealment for which indemnification to Buyer under this Section 8(5)(a) is available (all of such exceptions, "Special Claims"))], Seller and Shareholder shall, jointly and severally, indemnify and hold Buyer, its affiliates, successors and assigns (the "Buyer Indemnified Persons"), harmless, and will reimburse the Buyer Indemnified Persons for, any and all (x) loss, liabilities, obligations, costs, claims, taxes, penalties, assessments, damages ("Loss") and (y) expenses related thereto (including reasonable attorneys' fees and any other dispute resolution expenses) ("Expense") resulting from (i) Seller Liabilities, including without limitation,
(A) any and all liabilities of Seller and Shareholder past, present or future, other than Assumed Liabilities and (B) environmental claims arising from Seller's ownership of the Assets and operation of the Business prior to the date hereof; (ii) any misrepresentations made by Seller or Shareholder herein; (ii) the breach of any of the representations or warranties made by Seller and Shareholder in this Agreement; (iii) the breach or default in performance by Seller or Shareholder of any of the covenants which Seller and Shareholder are to perform under this Agreement; (iv) any liability arising from noncompliance by Seller or Shareholder with any bulk sales or similar law applicable to the transactions contemplated by this Agreement, and any action brought or claim made (other than claims by creditors with respect to Assumed Liabilities) or lien or encumbrance imposed as a result; (v) accounts receivable of Seller as of the date hereof that are not paid within six months of the date hereof for any reason, other than the fault of Buyer (including failure to comply with Section 6(f)),for any reason including, but not limited to,, but not limited to, the existence of any defenses, set-offs or counterclaims based on events or conditions arising prior to the date hereof, but only to the extent that such unpaid accounts receivable exceed the reserve established pursuant to GAAP for unpaid accounts on the Statement of Net Assets, and subject to Section (96)(f);
(vi) obsolete Inventory (but
excluding obsolete Solomat Inventory which is covered by Section 5(a)(vii)) as of the date hereof which exceeds the $80,000 reserve established pursuant to GAAP for such obsolete Inventory as set forth on the March 31, 2002 financial statement, and subject to Section 9(g); (vii) obsolete Solomat Inventory as of the date hereof which exceeds the $205,295 reserve established pursuant to GAAP for such obsolete Solomat Inventory as set forth on the Statement of Net Assets;
(viii) Buyer's reasonable costs and expenses related to warranty work, services and returned goods related to the Products (excluding the costs of replacement sensors for sensors originally obtained from Buyer) performed on behalf of Seller pursuant to Section 96(d) to the extent that such reasonable costs and expenses exceed $130,000 (an amount equal to two times the reserves established pursuant to GAAP for such warranty work, services, and returned goods on Seller's April 30, 2002 balance sheet), provided that once Buyer's reasonable costs and expenses for such warranty work have reached $130,000, Buyer's indemnity obligations shall apply only to warranty claims in excess of $150 (based upon Buyer's reasonable costs of labor and materials) which claims shall be indemnified by Seller and Shareholder from the first dollar; provided, however, that for warranty claims related to fundamental design defects (as distinguished from batch or manufacturing-related defects), Seller's and Shareholder's indemnity obligation shall begin to accrue when Buyer's total reasonable costs and expenses for all warranty claims pursuant to Section 6(d) resulting from the Business (excluding the costs of replacement sensors for sensors originally obtained from Buyer) exceeds $65,000 (an amount equal to the reserves established pursuant to GAAP for such warranty work, services and returned goods on Seller's April 30, 2002 balance sheet) (Buyer agrees to seek indemnification for its reasonable warranty costs and expenses in the chronological order in which such reasonable costs and expenses were incurred by Buyer.); or (ix) any claim made against Buyer with respect to a material misstatement of fact or an omission to state a material fact in any notices or filing by Seller or Shareholder related to the transaction set forth herein required under the Securities Exchange Act of 1934 as amended or by any other regulatory or legal authority applicable to Seller or Shareholder. or (ix) any notices or filing by Seller or Shareholder required under the Securities Exchange Act of 1934 as amended or by any other regulatory or legal authority applicable to Seller or Shareholder.

                (b) Buyer's Indemnity. For a period of eighteen (18) months three s from the date hereof or the applicable statute of limitations period for the matter, whichever is longer, [except that such period shall be unlimited where any Loss or Expense results from the Assumed Liabilities or from Buyer's fraud or intentional misconduct or intentional concealment for which indemnification to Seller and Shareholder under this Section 8(5)(b) is available], Buyer shall indemnify and hold Seller and the Shareholder, their affiliates, successors and assigns (the "Seller Indemnified Persons") harmless and will reimburse the Seller Indemnified Persons for any and all Loss and Expense resulting from (i) Buyer's ownership of the Assets and the Business and operation of the Business after the date hereof, including, but not limited to, liability and environmental claims resulting therefrom; (ii) any Assumed Liability; (iii) any misrepresentation made by Buyer herein; (iv) the breach of any of the representations or warranties made by Buyer in this Agreement; (iv) the breach or default in performance by Buyer of any of the covenants or agreements which Buyer is to perform under this Agreement; (v) the operations, business, products or services of Solomat Air conducted by Zellweger U.K. (as hereinafter defined) prior to May 31, 2001, which operations, business, products and services were acquired by Seller from Zellweger U.K. in the Acquisition (as hereinafter defined); and (vi) any claim or liability under the Workers Adjustment and Retraining Act arising from Buyer's layoff or termination of any employees of Seller hired by Buyer on or after the date hereof.

                (c) Notice of Claims. (i) If Buyer on the one hand, or Seller or Shareholder on the other, believes that it (or the Buyer Indemnified Persons or Seller Indemnified Persons, respectively) has suffered or incurred any Loss or Expense for which indemnification is provided hereunder, such party shall so notify the other promptly in writing describing such Loss or Expense, the amounts thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument, or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as a Loss or Expense under this Section (85), any such indemnified person shall promptly notify the indemnifying party of such action or suit. Should the indemnified party fail to promptly notify the indemnifying party of such action or suit, and such failure materially prejudices the ability of the indemnifying party to defend such action or suit, the indemnifying party shall be absolved of its indemnity obligation with respect to such action or suit to the extent of any such prejudice.

        (ii) In calculating any Loss or Expense there shall be deducted any insurance recovery, tax benefit or reimbursement received in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

        (iii) The amount to which an indemnified person shall be entitled under this Section (85) shall be determined by the written agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount, any unagreed remainder shall be determined by either binding arbitration pursuant to Section 119(c) hereof (in which case the indemnified party shall have the burden of proof in establishing the amount of the Loss and Expense suffered by it).

                (d) Third Party Claims.

        (i) Indemnified Party Control of Defense Under Limited Circumstances. The party eligible to be indemnified under this Section (85) shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit in which (A) the third party seeks injunctive relief against the indemnified person, (B) the Loss or Expense sought by the third party can be reasonably expected to exceed the Indemnification Limit (as defined below), or (C) would have a continuing Material Adverse Effect on the business of the indemnified party, excluding the effect of claims for monetary damages which claims are subject to (B) above or (C) would have a continuing effect on the business of the indemnified party, provided that the legal fees incurred by the indemnified party shall be reasonable based upon the complexity of the claim, action or suit and the interests at issue, and the parties indemnified may compromise or settle the same (subject to the qualification in the last sentence of this Section
(85)(d)(i); provided that any of the indemnified parties shall give the indemnifying party at least ten business days' advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any failure to provide the notice referenced above, or any compromise or settlement with respect to such a claim effected by the indemnified party over the objection of the indemnifying party, shall discharge the indemnifying party from all liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section (85).

        (ii) Indemnifying Party has Right to Control Defense Generally. Other than with respect to a claim, action or suit referred to in Section (85)(d)(i) above, the indemnifying party shall have fifteen (15) business days after receipt of the notice referred to in the last sentence of Section (85)(c)(i) to notify the indemnified parties that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified parties shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of their reasonable discretion which shall not preclude the indemnified parties from seeking indemnification from the indemnifying parties in accordance with the other terms of this Section
(5), and the indemnifying party shall, upon request from any of the indemnified parties, agree to pay to such indemnified parties, in accordance with the other terms of this Section (8), the amount of any Loss resulting from its liability to a third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and compromise or settlement of such action, suit or claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided that (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance, or other adverse charge upon any asset of any indemnified party; (y) the indemnifying party shall permit the indemnified parties to participate in such conduct or settlement through counsel chosen by the indemnified parties, but the fees and expenses of such counsel for such representation shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to the reimbursement to the extent required under this Section 8(5) of the indemnified parties for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified parties, except fees and expenses of counsel for the indemnified parties incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified parties shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified parties shall have the right to pay or settle any such action or suit as it relates to such indemnified party, provided that in such event the indemnified parties shall waive any right to indemnity therefore by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Section (85).

                (e) Offset Against Escrow. Buyer, Seller, and Shareholder agree that, if Buyer should make a claim for any Loss or Expense under this Section
(85) prior to the expiration of the Escrow Period, Buyer, Seller, and the Shareholder shall give notices required under the Escrow Agreement to the Escrow Agent related to such Loss and Expense. In the event the parties agree on the claim or upon the resolution of any dispute between the parties as to the reimbursement required for the claim pursuant to the dispute resolution procedures under this Agreement, as set forth above under this Section (5), Buyer shall first obtain reimbursement for any such Loss or Expense from the Escrow Fund, pursuant to the terms of the Escrow Agreement, and if the amount to be reimbursed exceeds the amount remaining in the Escrow Fund, then Seller and Shareholder shall pay such additional amount (subject to the limitations set forth in Section (5)(f) and elsewhere herein), even to the extent of exhaustion of said Escrow Fund. If said Escrow Fund shall be exhausted, Seller and Shareholder shall continue to be liable for such additional, unreimbursed Loss and Expense of Buyer as reflected in this Section (8), which shall be payable to Buyer within thirty (30) days of the final determination thereof.

                (f) Limitations on Indemnification.

(i) Seller and Shareholder shall have no liability for indemnification with respect to any Loss or Expense under this Agreement until the aggregate of all Loss and Expense with respect to claims for indemnification under this Agreement exceeds ___________ One Hundred Thousand Dollars ($_______) ($100,000) (the "Liability Threshold"), and then after the Liability Threshold has been exceeded Seller and Shareholder shall be responsible for all Losses and Expenses based thereon from the first dollar, without regard to the Liability Threshold. Anything to the contrary in this Agreement notwithstanding, Seller and Shareholder shall have no liability for indemnification under this Agreement for any amount in excess of _______ Four Million Eight Hundred Thousand Dollars (_______) $4,800,000) for claims made by Buyer during the first twelve (12) months from the date hereof ("Indemnification Limit 1") and, thereafter, shall have no liability for indemnification under this Agreement for any claims in excess of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) ("Indemnification Limit 2"; Indemnification Limit 2 together with Indemnification Limit 1, the "Indemnification Limits") (for purposes of clarification, any indemnity claims made by Buyer during the first twelve (12) months from the date hereof and applied against Indemnification Limit 1 shall also be applied against Indemnification Limit 2). Notwithstanding the above, neither the Liability Threshold nor the Indemnification Limits shall apply to Seller's and Shareholder's obligations pursuant to Sections (85)(a)(v),(vi),
(vii), and (viii), Seller Liabilities or fraud by Seller or Shareholder. or to Special Claims.

(ii) Buyer shall have no liability for indemnification with respect to any Loss or Expense under this Agreement until the Liability Threshold has been exceeded, and then after the Liability Threshold has been exceeded Buyer shall be responsible for all Losses and

Expenses based thereon from the first dollar without regard to the Liability Threshold. Anything to the contrary in this Agreement notwithstanding, Buyer shall have no liability for indemnification under this Agreement for any amount in excess of the Indemnification Limit. Notwithstanding the above, neither the Liability Threshold nor the Indemnification Limit shall apply to any Loss or Expense resulting from Buyer's fraud or intentional misconduct or intentional concealment or the Assumed Liabilities.

                (g) Indemnification is Sole Recourse. Absent fraud with respect to a breach of a representation or warranty or any covenant, agreement or obligation under this Agreement, indemnification pursuant to this Section (85) shall be the exclusive remedies of Seller, Shareholder and the other Seller Indemnified Persons, on one hand, and Buyer and the other Buyer Indemnified Persons, on the other.

(9)(6) Additional Agreements.

                (a) Transaction Taxes. Any and all city, county or state transfer or similar taxes incurred or imposed with respect to the conveyances of the Assets, including, but not limited to, revenue stamps or similar charges, fees or taxes on the transfer of properties constituting part of the Assets shall be the sole responsibility of Seller and Shareholder ("Transaction Taxes"). the any and all city, county or state transfer or similar taxes incurred or imposed with respect to the conveyances of the Assets, including, but not limited to, revenue stamps or similar charges, fees or taxes on the transfer of properties constituting part of the Assets ("Transaction Taxes").

                (b) Fees. Each party to this Agreement will pay all fees (including, but not limited to, legal, accounting, etc.) of such party incurred in connection with the transactions contemplated by this Agreement.

                (c) Access and Information. After the date hereof, Buyer on one hand, and Seller and the Shareholder on the other, shall afford to each other and their respective accountants, counsel and other representatives, access during normal business hours and at such times as mutually agreed by the parties (in good faith) to all of such party's properties, books, contracts, commitments, and records related to the Business and the Assets for periods prior to the date hereof, and shall permit such persons to examine and copy such records to the extent reasonably requested, as necessary for tax and financial reporting matters (including without limitation filings required to be made with the Securities and Exchange Commission), audits, legal proceedings, governmental investigations and other business purposes, which examination and review shall be conducted so as to not unreasonably interfere with the business operations of the disclosing party. The parties hereto agree that any and all information obtained from or supplied pursuant to this Section (96)(c) or elsewhere in this Agreement shall be considered confidential and governed by the terms of the confidentiality agreement entered into by and between Seller and Buyer dated March 11, 2002 ("Confidentiality Agreement").

                (d) Warranty Work; Returned Goods. Except as otherwise set forth herein, Buyer agrees to undertake and perform all warranty work and services and to accept returned products or goods resulting from the Business of Seller prior to (as well as following) the date hereof Closing and shall promptly notify Seller of the occurrence of same and permit Seller to participate in any decisions or actions regarding this work; provided, however, that Buyer shall not perform warranty work or accept returns determined in Buyer's reasonable discretion to have resulted from chronic or latent defects, whether caused by the design or manufacture of such products or goods or by other causes, or related to any product liability claim. Such warranty work and services provided by Buyer and product returns shall be conducted in a prudent manner consistent with Buyer's business practice as of the date hereof. In the event that Buyer's reasonable costs and expenses related to warranty work, services and returned products and goods resulting from the Business exceeds $130,000 at the expense of Seller to the extent such expense is reasonable and in the aggregate, Seller shall reimburse Buyer's reasonable costs and expenses (excluding the costs of replacement sensors for sensors originally obtained from Buyer) in accordance with Section (5)(a), provided that once Buyer's reasonable costs and expenses for such warranty work have reached $130,000, Buyer's reimbursement obligations shall apply only to warranty claims in excess of $150 (based upon Buyer's reasonable costs of labor and materials) which claims shall be reimbursed by Seller and Shareholder from the first dollar; provided, however that for warranty claims related to fundamental design defects (as distinguished from batch or manufacturing related defects), Seller's obligation to reimburse Buyer's reasonable costs and expenses in accordance with Section (5)(a) shall begin when Buyer's reasonable costs and expenses for all warranty claims pursuant to Section 6(d) resulting from the Business (excluding the costs of replacement sensors for sensors originally obtained from Buyer) exceeds $65,000. In this regard, Buyer agrees to seek reimbursement for its reasonable costs and expenses for warranty work in accordance with Section (5)(a) in the chronological order in which such reasonable costs and expenses were incurred by Buyer. In addition, Buyer shall use its best efforts to perform and account for warranty work, for which reimbursement from Seller and Shareholder is required under Section (5)(a), in the chronological order in which such claims are received. exceeds $________. An accounting of all costs and expenses, both internal and external, incurred by Buyer for such warranty work, services, and returned goods, including customer financial accommodations and all other direct or indirect net costs and expenses shall be provided to Seller on a quarterly basis.

Buyer shall use its best efforts to provide Seller and Shareholder with notice of a proposed recall of any of the Products, for which reimbursement from Seller and Shareholder is required under Section (5)(a), which notice shall include a summary of any action plans of Buyer as to such recall. Buyer agrees to conduct any such recalls in good faith.

                (e) Further Assurances. In case, at any time after the date hereof, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties hereto or the parties themselves shall take all such necessary action and execute any necessary documents or certificates.

                (f) Accounts Receivable. Buyer shall use reasonable commercial efforts in collecting all unpaid accounts receivable of Seller within six months following the date hereof. Buyer agrees to assign to Seller and Shareholder any and all unpaid accounts receivable of Seller for which Buyer makes a claim for indemnification, and that Seller and Shareholder shall be entitled to pursue collection of and enforce such accounts receivable.

                (g) Brokers. The parties warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission hereby in connection with the transactions contemplated hereby. The parties indemnify and hold each other harmless from any breach of this representation.

                (h) Bulk Sales Laws. Seller, Shareholder, and Buyer hereby waive compliance with the Bulk Sales Law or any other similar laws in applicable jurisdictions with respect to the transactions contemplated by this Agreement; provided, however, that, Seller and Shareholder shall jointly and severally pay and discharge when due all claims of creditors asserted against Buyer or the Assets by reason of such noncompliance (except to the extent such claims are part of the Assumed Liabilities to be paid by Buyer) and shall take promptly all necessary actions required to remove any lien or encumbrance which may be placed upon any of the Assets by reason of such noncompliance. (i) Materiality. The parties hereto agree that the term "materiality" or "material" as used in this Agreement shall mean an amount equal to $ in the aggregate.

                (i) Non-Assignable Contracts, Licenses and Permits. To the extent that the assignment of any Contract, license or permit included in the Assets, which is to be assigned to Buyer, shall require the consent of any other person or entity, this Agreement shall not constitute a contract to assign the same if an assignment of such Contract, license or permit would constitute a breach or violation thereof. Seller and Shareholder shall use commercially reasonable efforts, for a period of ninety (90) days following the date hereof, and Buyer shall cooperate where appropriate, to obtain any consent required to assign and transfer each Contract, license or permit to Buyer, unless otherwise agreed by Buyer. During such ninety (90) day period and for an additional ninety
(90) days thereafter, Seller and Shareholder will use reasonable efforts to assist Buyer in obtaining substantial performance by the other party to any such non-assignable Contract, license or permit. Thereafter, neither Seller nor Shareholder shall have any further obligation to Buyer (but Seller will remain obligated to the other party to the Contract and responsible for the license or permit) with respect to any such Contracts, licenses or permits that were not assigned.

                (j) Solomat Air. Effective as of May 31, 2001, Seller acquired the operating assets related to the business of Solomat Air from Zellweger Analytics Limited, a corporation formed under the laws of the United Kingdom and an affiliate of Buyer ("Zellweger U.K."), including all rights to manufacture, market and sell certain product lines included in the business and the rights to related intangible assets and intellectual property ("Acquisition"), which assets are included in the Assets acquired by Buyer hereunder. To consummate the Acquisition, the parties entered into an Asset Purchase Agreement dated

May 31, 2001 and related ancillary documents (the "Acquisition Documents"). Seller, Buyer, and Zellweger U.K. hereby agree that all representations, warranties, covenants and obligations, including indemnity obligations, of Zellweger U.K. included in the Acquisition Documents shall terminate and have no further force and effect as of Closing, and Seller shall rely exclusively upon the indemnity provisions in Section 85(b) of this Agreement for claims related to the Acquisition.

                (k) Transition Services. Shareholder currently provides and performs certain services for and on behalf of Seller related to the Business, including information and technology support, trade payables management, and accounting services. Shareholder hereby agrees to continue to perform these services, at the same level as currently provided to Seller, for and on behalf of Buyer for the conduct by Buyer of the Business from the period beginning the date hereof through August 31, 2002, unless sooner terminated or reduced by Buyer, as such services are more fully described on Schedule 96(k) ("Transition Services"). In this regard, the parties acknowledge that Shareholder's performance of the Transition Services is significant and important to Buyer, and indemnification of Buyer is available for a breach or failure to perform such Transition Services under Section (85) of this Agreement for Loss and Expense of Buyer.

                (l) Business Files and Records. Within seven days after the signature of this Agreement, Seller and Shareholder shall provide to Buyer no less than three (3) years of detailed information (provided that such information shall be limited to no less than one (1) year of detailed information for Major Customers and Major Suppliers) regarding contracts or arrangements, names, addresses, territories, sales volumes, purchase information, telephone/telefax numbers, email addresses, communications, and all other pertinent information, records, and files possessed by Seller and Shareholder used or useful in dealings with distributors, sales representatives, Major Customers and Major Suppliers related to the Business.

                (m) Change of Name of Lumidor Safety Corporation. Seller and Shareholder shall execute such documents and make all filings required to change Seller's corporate name so as not to conflict with Buyer's use of the trade marks or tradenames purchased as part of the Assets, including Lumidor and its derivatives, in the conduct of the Business after Closing.

                (107) Amendment, Waiver.

                (a) Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

                (b) Extension; Waiver. The parties hereto may (i) extend the time for performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                (8) Certain Definitions. For the purposes of this Agreement, the following terms shall be defined as follows:

                (a) "Affiliate" means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity (for the purpose of this definition, Seller and Shareholder shall be tested both separately and together). For purposes of this definition, "control" (including "controlling" and "controlled") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract, or other.

                (b) "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

                (c) "knowledge" means (i) with respect to Seller, the actual knowledge of Seller's officers and directors or knowledge that could have been gained by such persons after reasonable and diligent inquiry, and (ii) with respect to Shareholder, the actual knowledge of Seller's Chief Executive Officer and Chief Financial Officer or knowledge that could have been gained by such persons in the prudent exercise of such person's duties.

                (d) "Material Adverse Effect" and "Material Adverse Change" shall mean a material adverse effect or change (as applicable) on the properties, financial condition or operations of Seller, the Business or the Assets.

                (e) "Permitted Liens" means (i) any liens for taxes, assessments, judgments and similar charges not yet due and payable (each of which taxes, assessments, judgments and similar charges are Seller Liabilities subject to indemnification under Section 5(a) of this Agreement), and (ii) Assumed Liabilities, including without limitation licenses of intellectual property rights that are being assumed and conditions, covenants and restrictions under other Contracts.

                (119) Miscellaneous.

                (a) Survival of Representations and Warranties. Each and every representation, warranty, covenant and agreement of Seller, Shareholder and Buyer contained in this Agreement or in any Exhibit, Schedule, or Certificate shall survive Closing for (i) a period of eighteen (18) months three following the signature date of this Agreement (or longer with respect to Special Claims as provided in Section 5(a)), or (ii) the applicable statute of limitations period for that matter, if longer [except that such period shall be unlimited as to

Seller and Shareholder for Special Claims], whereupon all such representations, warranties, covenants and agreements will expire and no claims for indemnification may be made by either party against the other. Notwithstanding the above, the Non-Competition Agreement and the agreements and provisions therein shall survive for the period of time specified in that agreement..

                (b) Investigations. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered before or upon signature of this Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto (other than disclosure provided in the Seller Disclosure Letter).

                (c) Governing Law. This Agreement shall be governed by the laws of the State of Delaware as to all matters, including, without limitation, matters of validity, construction, effect, and performance, but without regard to any principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction.

                (d) Dispute Resolution. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP OF THE BUYER ON THE ONE HAND, AND SELLER AND/OR SHAREHOLDER ON THE OTHER. Instead, any such dispute shall be submitted to binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association ("AAA") in Atlanta, Georgia, before an arbitrator as mutually agreed between the parties (or if the parties are unable to agree, such arbitrator shall be selected pursuant to the procedures of the AAA), which decision shall be final and binding on the parties. Each party shall bear its own costs (including attorney's fees and expert witness fees) in connection with the arbitration described herein but shall equally share the costs of the arbitration proceeding including the fees and expenses of any arbitrator or other arbitration expense, unless the arbitrator shall determine a different award or allocation of such expenses or fees in the discretion of such arbitrator considering the ruling issued or the settlement reached and other circumstances.

                (e) Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall have the full legal effect of original signatures.

                (f) Notices. Any notice, request, waiver, instruction, consent or other document or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received as follows: (a) if delivered by hand, on the business day of such delivery, (b) received by the addressee, if sent by a nationally-recognized overnight delivery service, on the next business day, (c) received by the addressee, if mailed by registered or certified mail, postage prepaid, return receipt requested, three days after being mailed or (d) if delivered by facsimile, on such business day (with confirmation of receipt). All such notices, requests, waivers, instructions, consents or other documents or communications shall be sent to the following addresses or facsimile numbers:

                 To Buyer:

                 Zellweger Analytics, Inc.
                 405 Barclay Blvd.
                 Lincolnshire, IL 60069

Telephone:  (847) 634-2800
Facsimile:  (847) 634-1371

                 Attention: John McAlear

                 With copy to:

                 Ulrich Haug
                 Zellweger Luwa AG
                 Wilstrasse 11
                 Uster, Switzerland
                 Telephone: 011 41 1/943 24 04
                 Facsimile: 011 41 1/943 38 31

                 J. M. Iseman, Jr.
                 Wilson & Iseman, LLP
                 380 Knollwood St., Ste 530
                 Winston-Salem, NC 27103

Telephone: (336) 631-8866
Facsimile: (336) 631-9770

To Seller:

Lumidor Safety Corporation
4900 Hopyard Road, Suite 210
Pleasanton, CA  94588
Telephone: (925) 468-7600
Facsimile: (925) 468-7610
Attention: James B. Hawkins

To Shareholder:

                 Invivo Corporation
                 4900 Hopyard Road, Suite 210
                 Pleasanton, CA 94588
                 Telephone: (925) 468-7600
                 Facsimile: (925) 468-7610

                 Attention: James B. Hawkins

With copy to:

Daniel J. Winnike, Esq.
Fenwick & West LLP
Two Palo Alto Square
Palo Alto, CA 94306
Telephone: (650) 494-0600
Facsimile: (650) 494-1417


                (f) Headings. The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

                (g) Entire Agreement; Assignment; Binding Effect. This Agreement and the Schedules and Exhibits hereto, and other documents and agreements provided for herein (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) are not intended to confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto.

THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                 SELLER:

                 Lumidor Safety Corporation


                 By:
                     Freeman Lawrence Young
                     President


                 SHAREHOLDER:

                 Invivo Corporation

                 By:
                     James B. Hawkins
                     Chief Executive Officer and President


                 BUYER:

                 Zellweger Analytics, Inc.

                 By:
                 Title: